Exhibit 99.2

SEACOAST BANKING CORPORATION OF FLORIDA

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

TRANSACTION FORM

I hereby request, pursuant to the Seacoast Banking Corporation of Florida (the “Company”) Dividend Reinvestment and Stock Purchase Plan (the “Plan”), the transaction(s) described below. I understand that, by completing and signing this Transaction Form, Continental Stock Transfer & Trust Company, as the Plan administrator and independent agent (“Continental”), or any successor to Continental, will execute the transaction(s) described by me below in accordance with the provisions of the Plan, which are set forth in the Prospectus. I hereby certify that I have carefully reviewed and understand the provisions of the Prospectus.

☐	Please deposit my shares, which are represented by the enclosed stock certificate(s), to my Plan account.

Stock Certificate Number(s):

Number of shares Represented by such Certificate(s):

☐	Please purchase additional shares of common stock, par value $0.10 per share of the Company (“Common Stock”) for my Plan account. To purchase such additional shares, I have enclosed a check, in good funds, in the amount of $ ($50 minimum and $250,000 maximum per year).
☐	Please purchase additional shares of Common Stock for my plan account. To purchase such additional shares, please debit $ ($50 minimum) monthly from the bank deposit account indicated below, representing my monthly optional cash investments ($250,000 maximum annually). I request such monthly optional cash investments be made on my behalf until further written instruction from me to the contrary. A voided check from the account listed below is attached:

Account to be Debited:

ABA Routing # (9 digits)

☐	Please sell from the Plan of the shares in my Plan account and issue a check for the proceeds minus any applicable fees and commissions.
☐	Please sell all of the shares of stock held in my Plan account and terminate my participation in the Plan.
☐	Please transfer of the shares of Common Stock that are currently held in my Plan account to (please select only one):

☐	the Plan account of (please use the full legal name of the person to whom you wish to transfer your shares); or
☐	(please use the full legal name of the person to whom you wish to transfer your shares and in whose name the shares will be registered)

(please provide the full mailing address of person receiving the shares)

(please provide the social security number of person receiving the shares)

☐	Please provide me with a stock certificate representing of the shares of Common Stock held in my Plan account. I understand that the name on the certificate will be the same as that on my Plan account unless I provide a different name below:

(please provide the full legal name of the person in whose name you would like to have the certificate issued, if not your own)

(please provide the full mailing address of the person receiving the certificate)

(please provide the social security number of the person receiving the certificate)

☐	Please withdraw all of the shares of Common Stock held in my Plan account, effectively terminating my enrollment and participation in the Plan. I understand that the name on the certificate representing the shares will be the same as that on my Plan account unless I provide a different name below. I further understand that any fractional shares will be liquidated on my behalf based on the sale price of the shares on the date of liquidation.

(please provide the full legal name of the person in whose name you would like to have the certificate issued, if not your own)

(please provide the full mailing address of the person receiving the certificate)

(please provide the social security number of the person receiving the certificate)

If applicable, I hereby appoint Continental, or any successor to Continental, as my agent to receive my monthly optional cash payments that may hereafter be delivered as good collected funds to such agent and authorize Continental, or any successor to Continental, to apply such cash payments received to the purchase of full shares and fractional interest in shares of Common Stock.

I understand that the transactions described above will be made under the terms and conditions of the Plan as described in the Prospectus, which I have received, carefully reviewed and understand. I further understand that, following my delivery of this completed and signed Transaction Form, and, except in the case of termination of my enrollment and participation in the Plan, whereupon I must deliver written notification of my revocation of the authorization granted, I will be unable to revoke the transactions described herein.

Please Print Name(s)	Signature(s)
(Exactly as Shown on Stock Certificate if Currently a Shareholder)

Street Address	Signature(s)

City State Zip Code	Date

Date of Birth

IMPORTANT

Medallion Guarantee: To transfer book-entry Plan shares from your Plan account, or to issue a certificate in any name other than that shown on your Plan account, the above signature(s) must correspond with the name(s) exactly as shown on your Plan account and MUST be Medallion Guaranteed by an authorized Medallion Guarantee Program. If the above signatures are not Medallion Guaranteed, the transfer request will be returned without having been effected.

If you are authorizing the transfer of book-entry Plan shares from your Plan account to another person, or authorizing the issuance of a certificate in any name other than that shown on your Plan account, a Form W-9 must be completed by the person to whom you are transferring shares.

SUBSTITUTE FORM W-9

Under the penalties of perjury, I certify that: (1) the Social Security Number or Taxpayer Identification Number given below is correct; and (2) I am not subject to backup withholding either because I have not been notified that I am subject to backup withholding as a result of a failure to report all interest or dividends, or because the Internal Revenue Service has notified me that I am no longer subject to backup withholding.

Instructions: You must cross out clause (2) above if you have been notified by the Internal Revenue Service that you are subject to backup withholding because of under reporting interest or dividends on your tax return and if you have not received a notice from the Internal Revenue Service advising you that backup withholding due to notified payee under reporting has terminated.

Social Security Number or Taxpayer Identification Number:

Duly Authorized Signature:	Date: , 20

RETURN THIS TRANSACTION FORM ONLY IF YOU WISH TO EXECUTE TRANSACTIONS
IN THE DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN.

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